EXHIBIT 3.1.1


I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE
CERTIFICATE OF AMENDMENT OF "THE UNITED STATES BASKETBALL LEAGUE,
INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF SEPTEMBER, 1984, AT 9 O'CLOCK A.M.















                                            /S/ Edward J. Freel
                                           Edward J. Freel, Secretary of State


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                                                                 8402480151
                                 CERTIFICATE OF AMENDMENT
                                            OF
                               CERTIFICATE OF INCORPORATION
                                 (Pursuant to Section 242)

THE UNITED STATES BASKETBALL LEAGUE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

FIRST: That the written consent of the necessary number of shares required by statute of the stockholders of THE UNITED STATES BASKETBALL LEAGUE, INC. was given ir accordance with Section 228 of the General Corporation Law of Delaware setting forth an amendment to the Certificate of incorporation of said corporation. The Amendment to the Certificate of Incorporation is as follows:
Article FOURTH of the Certificate of Incorporation of this corporation is hereby amended to read as follows:

"FOURTH: the total number of shares which the corporation is authorized to issue is Fifteen Million (15,000,000) shares of voting Common Stock, each of which shall have a par value of $.00l.

SECOND: Prompt notice of the taking of the corporate action amending the Certificate of Incorporation in the manner set forth above is being given to all stockholders who had not consented in writing, as provided by Section 228 of the General Corporation Law of the State of Delaware.

THIRD: The 400 outstanding shares of Common Stock were split on a ten-thousand-for-one basis, so that, after the ten thousand-for-one split and the change of par value from $.0l to $.001 per share, the corporation has issued and outstanding 4,000,000 shares of Common Stock, $.001 par value per share.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Daniel T. Meisenheimer III, its President, and attested by Richard C..Meisenheimer, its Secretary, this 24th day of August, 1984.

                                   THE UNITED STATES BASKETBALL LEAGUE, INC.

                                   By:    /s/ Daniel T. Meisenheimer III, Pres.
                                          Daniel T. Meisenheimer III, President
ATTEST:
    /S/ Richard C. Meisenheimer, Sec.
Richard C. Meisenheimer, Secretary


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